Contacts:	Rebecca Geier Corp. Comm. /Investor Relations Director (512) 683-5325

National Instruments Reports Record Revenue and Strong Earnings Growth
Quarterly Revenue of $142 Million -- Up 13 Percent Year-Over-Year

AUSTIN, Texas -- Oct. 26, 2005 -- National Instruments (NASDAQ: NATI) reported third quarter revenue of $142 million, an increase of 13 percent compared to the third quarter of 2004. This represents the highest quarterly revenue in the company's history, fueled by new product revenue and record revenue from strategic PXI and modular instruments platforms. GAAP fully diluted earnings per share (EPS) for Q3 were $0.18 with GAAP net income of $14.4 million, up 81 percent from Q3 2004.

The company also announced a quarterly dividend of $0.05 per share on its common stock payable on Nov. 28, 2005, to shareholders of record on Nov. 7, 2005. As of Sept. 30, 2005, the company had $181 million of cash and short-term investments.

"Our investment in R&D continued to help drive virtual instrumentation into higher performance measurements and industrial control applications," said Dr. James Truchard, NI president and CEO. "LabVIEW 8, a significant upgrade to our flagship software product, will further support our expansion in test, design and control, especially in large applications and distributed systems. Now LabVIEW users can design, distribute and synchronize intelligent systems in real time."

Q3 2005 Highlights

  Highest quarterly revenue in company's 29-year history
  Revenue of $142 million, up 13 percent year-over-year
  GAAP net income of $14.4 million, up 81 percent from Q3 2004
  New product revenue continues to fuel growth
  Record sales of PXI and modular instruments
  Record attendance at NIWeek 2005 with attendees from more than 40 countries
  Cash and short-term investments of $181 million

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National Instruments Reports Record Revenue in Third Quarter
Oct. 26, 2005

"We turned in a solid quarter with the highest quarterly revenue in the company's history," said Alex Davern, NI CFO. "For the rest of the year and into 2006 we will be focused on continuing to grow the top line while managing the growth in our expenses to continue to generate operating leverage."

Geographically, the growth of revenue in U.S. dollar terms for Q3 2005 compared to Q3 2004 was as follows: up 16 percent in the Americas, up 6 percent in Europe and up 15 percent in Asia, giving overall growth of 13 percent. In local currency terms, revenue was up 4 percent in Europe, up 8 percent in Asia and up 15 percent in the Americas, for an overall local currency growth of 10 percent.

Guidance for Q4 2005

NI expects record quarterly revenue in Q4 2005 of between $152 million and $157 million, representing 11 percent to 15 percent year-over-year revenue growth. The company expects to report fully diluted EPS of between $0.20 and $0.24.

Interested parties can listen to a conference call today, Oct. 26, beginning at 4:00 p.m. Central time, at www.ni.com/call. Replay information will be available by calling (719) 457-0820 confirmation code #4407131, from Oct. 26 at 7:00 p.m. Central time, through Oct. 31 at midnight Central time.

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National Instruments Reports Record Revenue in Third Quarter
Oct. 26, 2005

This release contains "forward-looking statements," including statements regarding revenue from new products fueling growth, managing expenses, growing the top-line, continuing to generate operating leverage and our guidance for Q4 2005 with respect to revenue and earnings per share. These statements are subject to a number of risks and uncertainties, including the risk of adverse changes in the global economy, delays in the release of new products, the ability to control expenses, fluctuations in customer demand for NI products, manufacturing inefficiencies, seasonality issues and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs you to documents filed with the SEC for other risks associated with the company's future performance.

About National Instruments

National Instruments (www.ni.com) is a technology pioneer and leader in virtual instrumentation -- a revolutionary concept that has changed the way engineers and scientists in industry, government and academia approach measurement and automation. Leveraging PCs and commercial technologies, virtual instrumentation increases productivity and lowers costs for test, control and design applications through easy-to-integrate software, such as NI LabVIEW, and modular measurement and control hardware for PXI, PCI, USB and Ethernet. Headquartered in Austin, Texas, NI has more than 3,700 employees and direct operations in nearly 40 countries. In 2004, the company sold products to more than 25,000 companies in 90 countries. For the past six years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company's investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati.

The condensed consolidated balance sheet and statement of income follow.

LabVIEW, National Instruments, NI and NIWeek are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

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National Instruments Reports Record Revenue in Third Quarter
Oct. 26, 2005

National Instruments
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
	September 30	December 31
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$47,607	$76,216
Short-term investments	133,083	150,392
Accounts receivable, net	84,730	87,312
Inventories, net	54,868	54,043
Other current assets	27,065	24,341
Total current assets	347,353	392,304

Property and equipment, net	146,479	149,783
Intangibles, net and other assets	88,364	40,328
Total assets	$582,196	$582,415

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$28,065	$25,208
Accrued expenses and other liabilities	56,648	57,461
Total current liabilities	84,713	82,669

Deferred income taxes	13,297	13,297
Total liabilities	98,010	95,966

Stockholders' equity:
Preferred stock	-	-
Common stock	782	789
Additional paid-in capital	71,414	98,897
Retained earnings	412,859	384,118
Other	(869)	2,645
Total stockholders' equity	484,186	486,449
Total liabilities and stockholders' equity	$582,196	$582,415

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National Instruments Reports Record Revenue in Third Quarter
Oct. 26, 2005

National Instruments
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months		Nine Months
	Ended September 30		Ended September 30

	2005	2004	2005	2004
Net sales	$141,618	$125,348	$412,180	$377,113
Cost of sales	37,893	34,247	106,970	99,142
Gross profit	103,725	91,101	305,210	277,971

Sales and marketing	53,053	46,378	156,953	140,123
Research and development	20,782	21,737	63,472	63,072
General and administrative	11,422	10,358	34,542	30,202
Patent litigation	125	2,591	(1,375)	3,184
Total operating expenses	85,382	81,064	253,592	236,581

Operating income	18,343	10,037	51,618	41,390

Interest income, net	903	613	2,741	2,043
Foreign exchange gain/(loss), net	(404)	(85)	(1,170)	(831)
Other income, net	105	17	180	230

Income before income taxes	18,947	10,582	53,369	42,832
Provision for income taxes	4,548	2,645	12,810	10,708

Net income	$14,399	$7,937	$40,559	$32,124

Earnings per share:
Basic	$0.18	$0.10	$0.52	$0.41
Diluted	$0.18	$0.10	$0.50	$0.39

Weighted average shares
Outstanding:
Basic	78,158	78,671	78,567	78,637
Diluted	80,575	81,749	80,939	82,209

Dividend declared per share	$0.05	$0.05	$0.15	$0.13

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